Exhibit 99.1

Contact:	Susan Hardman
Intersil Investor Relations
Tel: (408) 546-3332
E-Mail: shardman@intersil.com

Intersil Corporation Reports Second Quarter 2005

Financial Results

— Increases revenue and income from the first quarter

—Exceeds revenue guidance; reports revenue growth across three end-markets

— Reports record-high quarter for orders

Milpitas, CA, July 21, 2005 – Intersil Corporation (NASDAQ: ISIL), a world leader in the design and manufacture of high performance analog semiconductors, today reported financial results for the quarter ended July 1, 2005. On a generally accepted accounting principles (GAAP) basis, net revenue was $139.1 million for the second quarter of 2005 up 9% from the first quarter of 2005. For the second quarter of 2004, net revenue was $144.2 million. Net income for the second quarter of 2005 was $17.3 million or $0.12 diluted earnings per share as compared to net income of $12.8 million or $0.09 diluted earnings per share in the first quarter of 2005. For the second quarter of 2004, net income was $27.2 million or $0.19 diluted earnings per share.

Non-GAAP net income for the second quarter of 2005 was $21.5 million or $0.15 diluted earnings per share. This compares to non-GAAP net income of $17.5 million or $0.12 diluted earnings per share for the first quarter of 2005 and $27.9 million or $0.20 diluted earnings per share for the second quarter of 2004.

“We are extremely pleased with our 9% sequential sales growth and record orders for the quarter. We also improved our non-GAAP net income by over 22%,” stated Rich Beyer, Intersil’s CEO and president. “We continue to see traction from our growth initiatives and are pleased with their collective progress. Of our 40 product families, a significant percentage showed growth from the previous quarter, and in total, three of our four end markets grew from the first quarter. We are very excited about our design win successes, orders momentum and revenue growth, as they are across numerous product lines and geographies. Our broad based portfolio should drive continued strong growth for Intersil.”

By end market, Intersil’s second quarter sales were as follows: high-end consumer (27% of sales), industrial (27%), communications (24%), computing (22%). “The consumer market experienced the strongest sequential growth, driven by the rapid revenue expansion in our handheld and display families, along with a rebound in optical storage,” said Mr. Beyer. “The communications market was particularly strong driven by increased DSL demand. The computing market experienced single-digit percentage sales growth, and the industrial market was basically flat with the first quarter.”

Intersil Second Quarter Earnings, Page Two

The Company reported gross margins of 55.5% for the quarter, compared to 55.3% in the first quarter of 2005. The Company improved its working capital and decreased inventory by $2.0 million during the second quarter. Operating cash flow for the second quarter was over $25 million, or 18% of sales, and the Company exited the second quarter with approximately $690 million in cash and marketable securities, and no debt.

The Company repurchased approximately $35.7 million, or 1.9 million shares of its stock, under its previously announced stock repurchase program. Additionally, as a result of Intersil’s continued positive cash flow and strong balance sheet position, the Company’s board of directors authorized and declared the payment of a quarterly dividend of $0.04 per share of common stock. Payment of the dividend will be made on August 22, 2005 to shareholders of record as of the close of business on August 11, 2005.

Business Outlook

“Based on the strongest orders quarter in our history as a pure high performance analog company and our continuing design win momentum, we are well positioned to once again grow sequentially in the upcoming quarter,” said Mr. Beyer. “We expect our third quarter revenue to grow between 5 to 7% from the second quarter. We also expect non-GAAP earnings per share of approximately $0.17.”

Investors and interested parties within the United States may listen to Intersil’s conference call on July 21st at 4:45 p.m. Eastern/1:45 p.m. Pacific by dialing (800) 638-5495 and providing the operator with the conference and the pass code “INTERSIL.” International callers may connect to the call by dialing (617) 614-3946. A replay of Intersil’s conference call will be available for one week beginning on July 21st at 7:00 p.m. Eastern/ 4:00 p.m. Pacific by calling (888) 286-8010 in the U.S. or (617) 801-6888 internationally. The pass code for the replay is “91828799”. A live web cast will also be available on Intersil’s Investor Relations homepage at http://www.intersil.com/investor and a replay will be available until July 28, 2005.

A copy of this press release may be found on Intersil’s website at http://www.intersil.com/cda/pressroom.

Intersil Second Quarter Earnings, Page Three

About Intersil

Intersil Corporation, a NASDAQ-100 Index Company, is a leader in the design and manufacture of high performance analog semiconductors. The Company’s products address several of the industry’s fastest growing markets: handheld devices, flat panel displays, optical storage (CD and DVD recordable) and power management. Intersil products include battery management ICs; hot-swap and hot-plug controllers; linear regulators; supervisory ICs; switching DC-DC regulators and power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at http://www.intersil.com/.

NON-GAAP REPORTING

In addition to GAAP reporting, Intersil reports net income or loss, as well as earnings per share and gross margin, on a non-GAAP basis. This non-GAAP earnings information excludes amortization of intangibles and other unusual items, such as gains or losses on strategic investments or exited product groups, impairment and restructuring costs and related tax effects. Intersil believes this non-GAAP earnings information provides meaningful insight into the Company’s on-going performance and has therefore chosen to provide this information to investors for a more consistent basis of comparison and to emphasize the results of on-going operations. Intersil also uses this information internally to evaluate and manage the Company’s operations and to determine incentive compensation. A reconciliation between GAAP and non-GAAP net income is included in the tables below.

FORWARD-LOOKING STATEMENTS

Intersil Corporation press releases and other related comments may contain forward-looking statements as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, in connection with the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon Intersil Corporation’s (“Intersil”) management’s current expectations, estimates, beliefs, assumptions, and projections about Intersil’s business and industry. Words such as “anticipates,” “expects,” “intends,” “plans,” “predicts,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “would,” “potential,” “continue,” “goals,” “targets,” and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements. In addition, any statements that refer to projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. Intersil does not adopt and is not responsible for any forward-looking statements and projections made by others in this press release. Intersil’s Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Intersil filings with the U.S. Securities and Exchange Commission (“SEC”) (which you may obtain for free at the SEC’s web site at www.sec.gov) discuss some of the important risk factors that may affect our business, results of operations, and financial condition. These forward-looking statements are made only as of the date of this communication and Intersil undertakes no obligation to update or revise these forward-looking statements.

Intersil Corporation

Statement of Operations

Unaudited

(In millions, except per share amounts)

	Quarter Ended		Two Quarters Ended
	Jul 1, 2005	Jul 2, 2004	Jul 1, 2005	Jul 2, 2004
Net sales	$139.1	$144.2	$267.2	$281.6
Cost of product sales	62.2	61.6	119.9	120.7

Gross margin	76.9	82.6	147.3	160.9

Expenses and other income
Research and development	28.1	26.8	54.9	51.4
Selling, general & administrative	24.6	22.1	48.9	43.7
Amortization of purchased intangibles	2.4	1.2	4.9	2.4
Amortization of unearned stock-based compensation	3.8	1.6	7.6	3.1
Impairment of long-lived assets	—	—	(0.6)	27.0
Restructuring	—	—	2.8	—
Other (income)	—	—	(2.0)	—

Operating income	18.0	30.9	30.8	33.3
Gain on sale of investments	—	—	—	3.8
Interest income, net	4.2	3.5	7.9	6.6

Income from continuing operations before income taxes	22.2	34.4	38.7	43.7
Income tax provision (benefit) from continuing operations	4.9	7.2	8.5	(6.6)

Income from continuing operations	17.3	27.2	30.2	50.3
Discontinued operations
Income from discontinued operations, before taxes	—	—	—	6.9
Income tax provision from discontinued operations	—	—	—	2.6

Income from discontinued operations	—	—	—	4.3

Net income	$17.3	$27.2	$30.2	$54.6

Earnings per share
Basic
Continuing operations	$0.12	$0.20	$0.21	$0.37
Discontinued operations	—	—	—	0.03

Net income per share	$0.12	$0.20	$0.21	$0.40

Diluted
Continuing operations	$0.12	$0.19	$0.21	$0.36
Discontinued operations	—	—	—	0.03

Net income per share	$0.12	$0.19	$0.21	$0.39

Weighted average shares
Basic	142.6	137.6	143.0	137.8

Diluted	145.0	139.9	145.3	140.1

Dividends declared per common share	$0.04	$0.03	$0.08	$0.06

Intersil Corporation

Financial Summary (Non-GAAP)

Unaudited

(In millions, except per share amounts and percentages)

	Quarter Ended		Two Quarters Ended
	Jul 1, 2005	Jul 2, 2004	Jul 1, 2005	Jul 2, 2004
Net sales	$139.1	$144.2	$267.2	$281.6

Gross margin	$77.2	$82.6	$147.9	$160.9
% of Sales	55.5%	57.3%	55.4%	57.1%

Research and development	$28.1	$26.8	$54.9	$51.4
Selling, general & administrative	24.6	22.1	48.9	43.7

Operating Income	$24.5	$33.7	$44.1	$65.8
% of Sales	17.6%	23.4%	16.5%	23.4%

Interest income	$4.2	$3.5	$7.9	$6.6

Pretax Income	$28.7	$37.2	$52.0	$72.4

Net income	$21.5	$27.9	$39.0	$54.3
% of Sales	15.5%	19.3%	14.6%	19.3%

Earnings Per Share
Basic	$0.15	$0.20	$0.27	$0.39
Diluted	$0.15	$0.20	$0.27	$0.39

Weighted Average Shares
Basic	142.6	137.6	143.0	137.8
Diluted	145.0	139.9	145.3	140.1

NOTE: This financial summary excludes amortization of intangibles and unearned compensation, unusual items, and income from discontinued operations. These adjustments are included in the Financial Bridge table.

Intersil Corporation

Financial Bridge: GAAP to Non-GAAP (Continuing Operations)

Unaudited

(In millions, except per share amounts)

	Quarter Ended		Two Quarters Ended
	Jul 1, 2005	Jul 2, 2004	Jul 1, 2005	Jul 2, 2004
Net income on GAAP basis:	$17.3	$27.2	$30.2	$54.6

Acquisition related expenses*	6.5	2.8	13.1	5.5
Impairment of long-lived assets	—	—	(0.6)	27.0
Restructuring & severance related expenses	—	—	2.8	—
(Gain) on investments	—	—	—	(3.8)
Other (Income)	—	—	(2.0)	—
(Gain) from discontinued operations	—	—	—	(6.9)
Associated tax effects	(2.3)	(2.1)	(4.5)	(6.4)
Tax gain resulting from audit settlement	—	—	—	(15.7)

Net income on Non-GAAP basis:	$21.5	$27.9	$39.0	$54.3

Diluted Non-GAAP earnings per share	$0.15	$0.20	$0.27	$0.39

Diluted weighted average common shares outstanding	145.0	139.9	145.3	140.1

*	Includes amortization of unearned compensation and intangibles, $0.3M and $0.6M were included in cost of sales on the GAAP income statement, respectively, in the quarter and two quarters ended Jul 1, 2005.

Intersil Corporation

Balance Sheets

Unaudited

(In millions)

	Jul 1, 2005	Dec 31, 2004
Assets
Current Assets
Cash & short-term investments	$540.8	$523.0
Trade receivables, net	81.1	77.9
Inventories, net	91.9	96.5
Prepaid expenses and other current assets	12.8	14.6
Deferred income taxes	34.2	43.2

Total Current Assets	760.8	755.2
Other Assets
Property, plant & equipment, net	93.7	101.4
Intangible assets	1,473.8	1,478.8
Deferred income taxes	73.6	68.9
Long-term investments	149.2	168.9
Other	13.6	14.4

Total Other Assets	1,803.9	1,832.4

Total Assets	$2,564.7	$2,587.6

Liabilities and Shareholders’ Equity
Current Liabilities
Trade account payables	$20.9	$18.4
Income taxes payable	54.4	56.2
Deferred revenue	10.6	11.4
Other accrued items	60.3	62.2

Total Liabilities	146.2	148.2

Total Shareholders’ Equity	2,418.5	2,439.4

Total Liabilities and Shareholders’ Equity	$2,564.7	$2,587.6